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                              Arthur Andersen & Co.

                                  Exhibit 23.1

As independent public accountants, we hereby consent to the incorporation of our reports included in this Form 10-K into the Company's previously filed Registration Statements No. 33-24978, (Egghead, Inc. 1986 Combined Incentive and Non-Qualified Stock Option Plan); No. 33-29453, (Egghead, Inc. 1989 Employee Stock Purchase Plan); No. 33-33101, (Egghead, Inc. 1989 Executive Retention Incentive Stock Option Plan); No. 33-59779, (Egghead, Inc. 1993 Stock Option Plan); and No. 33-64033. (Egghead, Inc. Restated Nonemployee Director Stock Option Plan).

Arthur Andersen

Seattle, Washington
July 29, 1996